     As filed with the Securities and Exchange Commission on March 18, 2002.


                                                      Registration No. 333-76882

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               --------------------------------------------------
                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
               ---------------------------------------------------

                             MERCATOR SOFTWARE, INC.

               (Exact name of registrant as specified in charter)

         DELAWARE                                 7372                              06-1132156
(State or other jurisdiction of          (Primary Standard Industrial        (I.R.S.  Employer
incorporation or organization)           Classification Code Number)         Identification Number)

                                 45 DANBURY ROAD
                            WILTON, CONNECTICUT 06897
                                 (203) 761-8600

               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

               --------------------------------------------------

                              GERALD E. KLEIN, ESQ.
               General Counsel - Americas and Corporate Secretary
                             MERCATOR SOFTWARE, INC.
                                 45 DANBURY ROAD
                            WILTON, CONNECTICUT 06897
                                 (203) 761-8600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
               --------------------------------------------------
       COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO
                   THE AGENT FOR SERVICE, SHOULD BE SENT TO:

                               PAUL A. SODEN, ESQ.
                               GOULD & WILKIE LLP
                            ONE CHASE MANHATTAN PLAZA
                            NEW YORK, NEW YORK 10005
                                 (212) 344-5680
                          -----------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



--------------------------------------------------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                  Subject to Completion, dated March 18, 2002

PRELIMINARY PROSPECTUS

                             MERCATOR SOFTWARE, INC.


                        3,577,883 Shares of Common Stock

         This Prospectus relates to the offer and sale from time to time of up to 3,577,883 shares of our Common Stock by certain of our security holders specified in this Prospectus. See "Selling Stockholders." Of the shares of Common Stock offered by this Prospectus, 2,228,412 shares were issued by us to certain of the Selling Stockholders in a private placement and 557,104 shares are issuable upon the exercise of warrants sold to such Selling Stockholders in the private placement. 229,342 shares of Common Stock covered by this Prospectus were issued upon exercise of warrants granted to certain of the Selling Stockholders and the remaining 563,025 shares are issuable upon the exercise of outstanding warrants granted to other Selling Stockholders. We will not receive any of the proceeds from the sale of the shares offered by this Prospectus. We will bear all costs associated with the offering and sale of these shares, other than any underwriting or brokerage discounts, commissions or fees, which will be borne by the Selling Stockholders.

         Our Common Stock is quoted on the Nasdaq National Market System under the symbol "MCTR". On March 11, 2002, the last reported sale price of the Common Stock on the Nasdaq National Market System was $6.00 per share.

                         ------------------------------


          INVESTING IN OUR COMMON STOCK INVOLVES VARIOUS RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER.

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                                                   -

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


             The date of this Prospectus is__________ __, 2002.

                                   THE COMPANY


     We provide business integration software solutions to global enterprises. Our business integration solutions help customers link technologies and transactions throughout the extended enterprise and with external business partners in order to achieve improved speed, flexibility, efficiency, and return on investment in existing technology. Our solutions allow our customers to integrate disparate enterprise technologies, such as Enterprise Resource Planning, Customer Relations Management, and supply chain management applications, to allow for efficient transactions of business information in the form of electronic data within an enterprise and externally among its customers, suppliers and business partners.

       We have organized our business around three geographic regions: the Americas; Asia Pacific; and Europe, the Middle East and Africa. Beginning in the second half of 2001, we began targeting customers in the financial services, health care, and manufacturing, retail and distribution industries by focusing our direct sales force on identified accounts within each of these vertical markets, in which we have a record of domain expertise. We also distribute our software solutions through strategic business partnerships, including global systems integrators and value-added resellers. Since 1993, we estimate that we have provided integration software to over 7,000 customers, with over 1,100 of those customers investing in enterprise-wide software and services.

                                  THE OFFERING


         On December 11, 2001, we sold and issued to certain of the Selling Stockholders in a private placement an aggregate of 2,228,412 shares of our Common Stock and warrants to purchase 557,104 shares of Common Stock. The warrants have an exercise price of $8.98 per share subject to anti-dilution adjustments and are exercisable at any time on or before December 11, 2008. We are obligated to issue additional shares of Common Stock to such Selling Stockholders in the event of a sale of additional equity at a price of less than $7.18 per share to any other investors before December 11, 2002.


         The warrants contain anti-dilution provisions pursuant to which the exercise price and number of shares issuable upon exercise will be adjusted in the event of a stock split, stock dividend, recapitalization, reorganization or similar transaction or a future sale of additional equity to other investors at less than $8.98 per share while the warrants are outstanding. The number of shares of Common Stock that may be acquired by any such Selling Stockholder upon any exercise of the warrants is limited to the extent that the total number of shares of Common Stock then beneficially owned by such Selling Stockholder (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder) does not exceed 4.999% following such exercise. The Selling Stockholders may increase, decrease or waive such limitation on exercise of warrants upon 61 days prior written notice to us. As part of the agreement relating to this private placement, we agreed to register for resale all of the shares of our Common Stock issued or issuable pursuant to exercise of warrants to such Selling Stockholders.



         On December 11, 2001, we granted to the placement agent, William Blair & Company, L.L.C., in connection with the private placement described above a warrant to purchase 44,568 shares of Common Stock. The warrant has an exercise price of $7.18 per share subject to anti-dilution adjustments and is exercisable at any time on or before December 11, 2006. Such placement agent has a right to have the shares issuable upon exercise of the warrant included in a registration statement filed by us during the first two years of the term of their warrant and they have requested inclusion in this Prospectus as a Selling Stockholder of such shares.

         On June 22, 2001, we issued a warrant to purchase 220,000 shares of Common Stock to our lender in connection with an accounts receivable financing. The warrant had an exercise price of $4.00 per share and is exercisable at any time on or before June 22, 2008. Such lender assigned the warrant to an affiliate, which exercised the warrant for 123,296 shares of Common Stock on January 3, 2002 pursuant to cashless exercise provisions of the warrant agreement. Such lender and its assignee have a right to have the shares issued upon exercise of the warrant included in a registration statement filed by us subsequent to June 22, 2001 and the assignee has requested inclusion in this Prospectus as a Selling Stockholder of such shares.


         During 2001, we granted warrants to purchase a total of 179,404 shares of Common Stock to a Selling Stockholder as compensation for its services in connection with executive search. The warrants had exercise prices ranging from $2.62 to $5.60 per share, and were exercisable for terms of three years from the date of grant. On January 9, 2002, the Selling Stockholder exercised the warrants for 104,846 shares of Common Stock pursuant to cashless exercise provisions of the warrant agreement. Such Selling Stockholder has rights to have the shares issued upon exercise of the warrants included in a registration statement filed by us during the first two years of the terms of the warrants and it has requested inclusion in this Prospectus as a Selling Stockholder of such shares.

         During 2001, we granted warrants to purchase a total of 456,447 shares of Common Stock to an affiliate of a Selling Stockholder as compensation for its services in connection with strategic alliance opportunities. The warrants have exercise prices ranging from $3.66 to $4.00 per share subject to anti-dilution adjustments, and are exercisable for terms from two to three years from the date of grant. Such Selling Stockholder has rights to have the shares issuable upon exercise of the warrants included in a registration statement filed by us during the first two years of the terms of the warrants and it has requested inclusion in this Prospectus as a Selling Stockholder of such shares.


         The remaining 63,210 shares of Common Stock covered by this Prospectus consist of 1,200 shares issued and 62,010 shares issuable upon the exercise of warrants granted in 1992 to three of our former employees, including one of our present directors. The warrants have an exercise price of $1.00 per share subject to anti-dilution adjustments and are exercisable on or before June 10, 2002. Such Selling Stockholders have rights to have the shares issuable upon exercise of the warrants included in a registration statement filed by us during the terms of their warrants and they have requested inclusion in this Prospectus as Selling Stockholders of such shares.


                               CONTACT INFORMATION

         Our principal executive offices are located at 45 Danbury Road, Wilton, Connecticut 06897, and our telephone number is (203) 761-8600.

                                  RISK FACTORS


     You should carefully consider the following risks factors before making an investment decision. Our business, results of operations and financial condition could be adversely affected by any of the following factors. The market price of our Common Stock could decline due to any of these risks, and you could lose all or part of your investment.

OUR QUARTERLY AND ANNUAL OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE

     Our quarterly and annual operating results have varied significantly in the past and may continue to do so in the future. We had operating losses in 2001 and may continue to have losses in the future. In certain quarters of 2001, our operating results were below the expectations of public market analysts and investors, and were followed by a decline in the price of our stock. This may occur in the future and if our revenues and operating results do not meet expectations, our stock price could decline which may result in potential customers choosing other vendors.

     In 2001, we announced a restructuring plan to reduce our cost structure. This plan consisted of work force reductions of 29% across the Company, closing some office facilities and reducing some other space. We also announced a strategic plan to focus our resources on the largest vertical market opportunities where we have significant experience including financial services, manufacturing, retail and distribution, and healthcare. Our restructuring plan that has been put in place remains somewhat unproven, and could result in increased volatility in and have an adverse effect on our stock price. Our focus on large vertical market opportunities may result in longer sales cycles and any delay in obtaining larger contracts may have an adverse impact on quarterly operating results. We believe that investors should not rely on period-to-period comparisons of our results of operations, as they are not necessarily indications of our future performance.




AN ADVERSE REACTION BY CUSTOMERS AND VENDORS TO CHANGES IN OUR COMPANY MAY RESULT IN A REVENUE DECLINE AND ADVERSE IMPACT TO CASH POSITION


     Our success depends in large part on the support of key customers and vendors who may react adversely to changes in our company. Many members of our senior management have joined us during the past year. It will take time and resources for these individuals to effect change within our organization and during this period our vendors and customers may re-examine their willingness to do business with us. If we are unable to retain and attract our existing and new customers and vendors, our revenues could decline and our cash position could be materially adversely affected.


OUR FUTURE SUCCESS DEPENDS ON RETAINING OUR KEY PERSONNEL AND ATTRACTING AND RETAINING ADDITIONAL HIGHLY QUALIFIED EMPLOYEES


     Other than Roy King, our Chairman, Chief Executive Officer and President, all of our employees are employed at-will and we have no fixed-term employment agreements with our employees. The loss of the services of any of our key employees could harm our business.

     Our future success also depends on our ability to attract, train and retain highly qualified sales, research and development, professional services and managerial personnel, particularly sales and professional services personnel. Competition for these personnel is intense. We may not be able to attract, assimilate or retain qualified personnel. We have at times experienced, and we continue to experience, difficulty in recruiting qualified sales and research and development personnel, and we anticipate these difficulties may continue in the future. Furthermore, we have in the past experienced, and in the future expect to continue to experience, a significant time lag between the date sales, research and development and professional services personnel are hired and the date these employees become fully productive.

IT WOULD BE DIFFICULT FOR US TO MATERIALLY OR IMMEDIATELY ADJUST OUR SPENDING IF WE EXPERIENCE ANY REVENUE SHORTFALLS

         Our future revenues will be difficult to predict and we could fail to achieve our revenue expectations. Our expense levels are based, in part, on our expectation of future revenues, and expense levels are, to a large extent, fixed in the short term. We may be unable to materially adjust spending in a timely manner to compensate for any unexpected revenue shortfall. If revenue levels are below expectations for any reason, our operating results and cash flows are likely to be harmed. Net income may be disproportionately affected by a reduction in revenue because large portions of our expenses are related to headcount that may not be easily reduced without harming our business. If cash flows are negatively impacted, there can be no assurance that our existing accounts receivable financing arrangement will be sufficient to meet cash needs or will be available in the future, as there is no assurance that we will be able to draw down upon our existing line of credit.

WE MAY EXPERIENCE SEASONAL FLUCTUATIONS IN OUR REVENUES OR RESULTS OF OPERATIONS

     It is not uncommon for software companies to experience strong calendar year ends followed by weaker subsequent quarters, in some cases with sequential declines in revenues or operating profit. We believe that many software companies exhibit this pattern in their sales cycles primarily due to customers' buying patterns and budget cycles. We have displayed this pattern in the past and may display this pattern in future years.

WE HAVE BEEN AND MAY CONTINUE TO BE IMPACTED BY THE OVERALL ECONOMY AND THE EVENTS OF SEPTEMBER 11th

     As a result of recent unfavorable economic conditions including the impact of the events of September 11th on certain of our vertical markets, we have seen reduced capital spending, and software licensing revenues have declined in fiscal year 2001 in total and as a percentage of our total revenues as compared to the prior year. In particular, sales to e-commerce and internet businesses, value-added resellers and independent software vendors were impacted during 2001. Sales to financial institutions have been impacted in the fourth fiscal quarter of 2001. If the economic conditions in the United States worsen, or if a wider global economic slowdown occurs, we may experience a material adverse impact on our revenues and collections of our accounts receivable.


WE DEPEND ON THE SALES OF OUR EXISTING MERCATOR PRODUCTS AND RELATED SERVICES


     We first introduced our Mercator products in 1993. In recent years, a significant portion of our revenue has been attributable to licenses of Mercator products and related services, and we expect that revenue attributable to our Mercator products and related services will continue to represent a significant portion of our total revenue for the foreseeable future. Accordingly, our future operating results significantly depend on the market acceptance and growth of our existing Mercator product line and enhancements of these products and services. Market acceptance of our Mercator product line may not increase or remain at current levels, and we may not be able to market successfully our Mercator product line or develop extensions and enhancements to this product line on a long-term basis. In the event that our current or future competitors release new products that provide, or are perceived as providing, more advanced features, greater functionality, better performance, better compatibility with other systems or lower prices than our Mercator product line, demand for our products and services would likely decline. A decline in demand for, or market acceptance of, the Mercator product line would harm our business.

WE MAY FACE SIGNIFICANT RISKS IN EXPANDING OUR INTERNATIONAL OPERATIONS

     International revenues accounted for approximately 29% of our total revenues for 1999 compared to approximately 37% of our total revenues for 2000 and 37% of our total revenues for 2001. Continued expansion of our international sales and marketing efforts will require significant management attention and financial resources. We also expect to commit additional time and development resources to customizing our products for selected international markets and to developing international sales and support channels. International operations involve a number of additional risks, including the following:

     -    difficulties in staffing and managing foreign operations;

     - impact of possible recessionary environments in economies outside the United States;

     - longer receivables collection periods and greater difficulty in accounts receivable collection;

     -    unexpected changes in regulatory requirements;

     -    dependence on independent resellers;

     -    reduced protection for intellectual property rights in some countries;

     -    tariffs and other trade barriers;

     -    foreign currency exchange rate fluctuations;

     -    the burdens of complying with a variety of foreign laws;

     -    potentially adverse tax consequences; and

     -    political instability.

     To the extent that our international operations expand, we expect that an increasing portion of our international license and service and other revenues will be denominated in foreign currencies. We do not currently engage in foreign currency hedging transactions. However, as we continue to expand our international operations, exposures to gains and losses on foreign currency transactions may increase. We may choose to limit our exposure by the purchase of forward foreign exchange contracts or similar hedging strategies. The currency exchange strategy that we adopt may not be successful in avoiding exchange-related losses. In addition, the above-listed factors may cause a decline in our future international revenue and, consequently, may harm our business. We may not be able to sustain or increase revenue that we derive from international sources.






WE MAY EXPERIENCE DIFFICULTIES IN DEVELOPING AND INTRODUCING NEW OR ENHANCED PRODUCTS NECESSITATED BY TECHNOLOGICAL CHANGES


     Our future success will depend, in part, upon our ability to anticipate changes, to enhance our current products and to develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our customers. Development of enhancements to existing products and new products depend, in part, on a number of factors, including the following:

     - the timing of releases of new versions of applications systems by vendors;

     -    the introduction of new applications, systems or computing platforms;

     -    the timing of changes in platforms;

     -    the release of new standards or changes to existing standards;

     -    changing customer requirements; and

     -    the availability of cash to fund development.


     Our product enhancements or new products may not adequately meet the requirements of the marketplace or achieve any significant degree of market acceptance. We have in the past experienced delays in the introduction of product enhancements and new products and we may experience delays in the future. Furthermore, as the number of applications, systems and platforms supported by our products increases, we could experience difficulties in developing, on a timely basis, product enhancements which address the increased number of new versions of applications, systems or platforms served by our existing products. If we fail, for technological or other reasons, to develop and introduce product enhancements or new products in a timely and cost-effective manner or if we experience any significant delays in product development or introduction, our customers may delay or decide against purchases of our products as our products may be rendered obsolete.

THE SUCCESS OF OUR PRODUCTS WILL ALSO DEPEND UPON THE SUCCESS OF THE PLATFORMS WE TARGET

     We may, in the future, seek to develop and market enhancements to existing products or new products, which are targeted for applications, systems or platforms that we believe will achieve commercial acceptance. This could require us to devote significant development, sales and marketing personnel, as well as other resources, to these efforts, which would otherwise be available for other purposes. We may not be able to successfully identify these applications, systems or platforms, and even if we do so, we may not achieve commercial acceptance or we may not realize a sufficient return on our investment. Failure of these targeted applications, systems or platforms to achieve commercial acceptance or our failure to achieve a sufficient return on our investment could harm our business.

WE MAY NOT SUCCESSFULLY EXPAND OUR SALES AND DISTRIBUTION CHANNELS


     An integral part of our strategy is to expand our indirect sales channels, including strategic partners, value-added resellers, independent software vendors, systems integrators and distributors. However, while we believe this is a profitable and incremental strategy, such sales will be at lower unit prices, may limit our contact with customers (potentially inhibiting future follow-up sales) and places us in a position of depending upon the reseller to achieve customer satisfaction and could result in these resellers selling to customers we may have sold to. We are increasing resources dedicated to developing and expanding these indirect distribution channels. In 2001, 27% of our total license revenues came from those sources. We may not be successful in expanding the number of indirect distribution channels for our products. If we are successful in increasing our sales through indirect sales channels, we expect that those sales will be at lower per unit prices than sales through direct channels, and revenue we receive for each sale will be less than if we had licensed the same product to the customer directly. As a result, our ability to accurately forecast sales, evaluate customer satisfaction and recognize emerging customer requirements may be hindered.

     Even if we successfully expand our indirect distribution channels, any new strategic partners, value-added resellers, independent software vendors, system integrators or distributors may offer competing products, or have no minimum purchase requirements of our products. These third parties may also not have the technical expertise required to market and support our products successfully. If the third parties do not provide adequate levels of services and technical support, our customers could become dissatisfied, and we may have to devote additional resources for customer support. Our brand name and reputation could be harmed. Selling products through indirect sales channels could cause conflicts with the selling efforts of our direct sales force.

     Our strategy of marketing products directly to end-users and indirectly through value-added resellers, independent software vendors, systems integrators and distributors may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect channels and, to the extent different resellers target the same customers, resellers may also come into conflict with each other. Although we have attempted to manage our distribution channels to avoid potential conflicts, channel conflicts may harm our relationships with existing value-added resellers, independent software vendors, systems integrators or distributors or impair our ability to attract new value added resellers, independent software vendors, systems integrators and distributors.


WE MAY ENCOUNTER DIFFICULTIES IN MANAGING OUR LONG-TERM GROWTH


     The long-term growth of our business has placed, and is expected to continue to place, a strain on our administrative, financial, sales and operational resources and increased demands on our internal systems and controls.


     To address this growth, we have recently implemented, or are in the process of implementing and will implement in the future, a variety of new and upgraded operational and financial systems, procedures and controls. We may not be able to complete successfully the implementation and integration of these systems, procedures and controls, or hire additional personnel, in a timely manner. Our inability to manage our growth amid changing business conditions, or to adapt our operational, management and financial control systems to accommodate our growth, could harm our business.

WE FACE SIGNIFICANT COMPETITION IN THE MARKET FOR E-BUSINESS INTEGRATION
SOFTWARE

     The markets for our products and services are extremely competitive and subject to rapid change. Because there are relatively low barriers to entry in the software market, we expect additional competition from other established and emerging companies.

     In the e-business integration market, our products and related services compete primarily against solutions developed internally by individual businesses to meet their specific e-business integration needs. In addition, we face increasing competition in the e-business integration market from other third-party software vendors.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products that are comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends or customer requirements, or devote greater resources than we do to the development, promotion and sale of their products. Accordingly, we may not be able to compete effectively in our target markets against these competitors.

     We expect that we will face increasing pricing pressures from our current competitors and new market entrants. Our competitors may engage in pricing practices that may reduce the average selling prices of our products and related services. To offset declining average selling prices, we believe that we must successfully introduce and sell enhancements to existing products and new products on a timely basis. We must also develop enhancements to existing products and new products that incorporate features that can be sold at higher average selling prices. To the extent that enhancements to existing products and new products are not developed in a timely manner, do not achieve customer acceptance or do not generate higher average selling prices, our operating margins may decline.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE INTERNET COULD ADVERSELY AFFECT OUR BUSINESS

     Congress has passed legislation and several more bills have been sponsored in both the House and Senate that are designed to regulate various aspects of the internet, including, for example, on-line content, copyright infringement, user privacy, and taxation. In addition, federal, state, local and foreign governmental organizations are considering other legislative and regulatory proposals that would regulate aspects of the internet, including libel, pricing, quality of products and services, and intellectual property ownership. The laws governing the use of the internet, in general, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws apply to the internet. In addition, the growth and development of the market for on-line commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, which may impose additional burdens on companies conducting business online by limiting the type and flow of information over the internet. The adoption or modification of laws or regulations relating to the internet could adversely affect our business.

     It is not known how courts will interpret both existing and new laws. Therefore, we are uncertain as to how new laws or the application of existing laws will affect our business or our clients' business, which may have an indirect effect on our business. Increased regulation of the internet may decrease the growth in the use of the internet, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, or results of operations and financial condition.

         The United States Omnibus Appropriations Act of 1998 places a moratorium on taxes levied on internet access from October 1998 to November 2003. However, states may place taxes on internet access if taxes had already been generally imposed and actually enforced prior to October 1998. States which can show they enforced internet access taxes prior to October 1998 and states after November 2003 may be able to levy taxes on internet access resulting in increased cost to access the internet which may result in a material adverse effect to our business.


WE HAVE ONLY LIMITED PROTECTION FOR OUR PROPRIETARY TECHNOLOGY

         Our success is dependent upon our proprietary software technology. We protect our technology as described herein but this may not prevent misappropriation or development by third parties of similar products. We do not have any patents and we rely principally on trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect our technology. We enter into confidentiality and/or license agreements with our employees, distributors and customers, and we limit access to and distribution of our software, documentation and other proprietary information by employees, distributors and customers. The steps taken by us may not be sufficient to prevent misappropriation of our technology, and such protections do not preclude competitors from developing products with functionality or features similar to our products. Furthermore, it is possible that third parties will independently develop competing technologies that are substantially equivalent or superior to our technologies. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries, which could pose additional risks of infringement as we continue to expand internationally. Our failure or inability to protect our proprietary technology could have a material adverse effect on our business.


     Although we do not believe that our products infringe the proprietary rights of any third parties, infringement claims could be asserted against us or our customers in the future. Furthermore, we may initiate claims or litigation against third parties for infringement of our proprietary rights, or for purposes of establishing the validity of our proprietary rights. Litigation, either as plaintiff or defendant, would cause us to incur substantial costs and divert management resources from productive tasks whether or not such litigation is resolved in our favor, which could have a material adverse effect on our business. Parties making claims against us or customers for which we are subject to payment of indemnification could recover substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to license our products in the United States or abroad. Such a judgment could have a material adverse effect on our business. If it appears necessary or desirable, we may seek licenses to intellectual property that we are allegedly infringing. Licenses may not be obtainable on commercially reasonable terms, if at all. The failure to obtain necessary licenses or other rights could have a material adverse effect on our business. As the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time-consuming and expensive to defend and could adversely affect our business. We are not aware of any currently pending claims that our products, trademarks or other proprietary rights infringe upon the proprietary rights of third parties.

WE MAY BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS

     Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements, especially unsigned shrink-wrap licenses, may not be effective under the laws of certain jurisdictions. Consequently, the sale and support of our software entails the risk of product liability claims in the future.

THE ULTIMATE OUTCOME OF PENDING SECURITIES LITIGATION IS UNCERTAIN


     After the restatement of our first quarter 2000 earnings and the adjustment to previously disclosed second quarter 2000 results, we were named in a series of similar purported securities class action lawsuits. These lawsuits have now been consolidated into one matter. The amended complaint in the consolidated matter alleges violations of United States securities law through alleged material misrepresentations and omissions and seeks an unspecified award of damages. We believe that the allegations in the amended complaint are without merit, and we intend to contest them vigorously. There can be no guarantee as to the ultimate outcome of this pending litigation or whether the ultimate outcome may have a material adverse effect on our financial position or results of our operations. Our insurance company has reserved its rights with respect to this matter.

OUR STOCK PRICE HAS FLUCTUATED AND COULD CONTINUE TO FLUCTUATE

     The trading price of our Common Stock has fluctuated widely in the past and may be significantly affected by a number of factors, including the following:

     -    actual or anticipated fluctuations in our operating results;

     - announcements of technological innovations or new products by us or our competitors;

     - developments with respect to patents, copyrights or proprietary rights;

     -    conditions and trends in the software or other industries; and

     -    general market conditions.

         In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have particularly affected the market prices for the stock of technology companies. These broad market fluctuations may cause the market price of our Common Stock to decline.

         The following table shows the high and low sale prices of our Common Stock as reported on the Nasdaq National Market System in the past three years.

                                                   Reported Sale Price
                                                --------------------------
                                                   High            Low
                                                ------------     ---------


1999

First Quarter ..............................          32.00         20.50
Second Quarter .............................         28.875         14.00
Third Quarter ..............................          28.00        16.875
Fourth Quarter .............................          66.75         22.00

2000

First Quarter ..............................        149.875         47.00
Second Quarter .............................          84.00         26.75
Third Quarter ..............................         70.375        13.438
Fourth Quarter .............................         16.188          2.81

2001

First Quarter ..............................         12.188          3.25
Second Quarter .............................           3.75          1.40
Third Quarter ..............................           2.47          0.95
Fourth Quarter .............................           9.44          1.09

2002

First Quarter (through March 11, 2002) .....          10.15          3.91



OUR STOCKHOLDER RIGHTS PLAN, CORPORATE GOVERNANCE STRUCTURE AND GOVERNING LAW MAY DELAY OR PREVENT OUR ACQUISITION BY ANOTHER COMPANY

     Our corporate governing documents as well as Delaware law contain provisions that could make it more difficult for a third party to attempt to acquire or gain control of our company. These provisions include:

          - our Board of Directors can issue shares of preferred stock without any vote or action by the stockholders and this stock could have rights superior to those of existing stockholders and could impede the success of any acquisition attempt by another company;

          - we adopted a stockholders rights plan which permits existing stockholders to purchase a substantial number of shares at a substantial discount to the market price if a third party attempts to gain control on a large equity position in our company;

          - a stockholder must give our Board of Directors prior notice of a proposal to take action by written consent;

          - a stockholder must give advance notice to the Board of Directors before stockholder-sponsored proposals may receive consideration at annual meetings and before a stockholder may make nominations for the election of directors;

          - vacancies on the Board of Directors may be filled until the next annual meeting of stockholders only by majority vote of the directors then in office; and

          -    stockholders cannot call special meetings of stockholders.

     We are also governed by Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with any interested stockholder, as defined by that statute. Our stockholder rights plan, our charter, bylaws and the provisions of Section 203 could make it more difficult for a third party to acquire control of our outstanding voting stock and could delay or prevent a change in our control.

     In addition, we have arrangements with certain officers and other option holders which provide for benefits upon a change in control which could also delay or impede an acquisition.

FUTURE SALES OF OUR COMMON STOCK BY OUR STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE

         As of March 11, 2002, we have outstanding warrants to purchase an aggregate of 1,120,729 shares of Common Stock, including shares covered by the registration statement of which this Prospectus is a part, and also options to purchase an aggregate of 8,422,959 shares of Common Stock granted under our directors' and employee benefit plans. The number of shares issuable upon exercise of warrants are subject to adjustment pursuant to anti-dilution provisions. Holders of such warrants and options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided in such warrants and options. Further, while these warrants and options are outstanding, our ability to obtain additional financing on favorable terms could be affected. Exercise of warrants and options may result in dilution to existing stockholders.

     Sales of a significant amount of Common Stock in the public market by existing shareholders, including holders of warrants and options, could adversely affect the market price of the Common Stock, and it may make it more difficult for us to sell our Common Stock in the future at times and for prices that we deem appropriate. Several of our stock and warrant holders, including Selling Stockholders named in this Prospectus, are parties to registration rights agreements with us under which we are required to register their stock for sale to the public.

     Sale of the shares of Common Stock covered by this Prospectus, or even the availability of such shares for sale, may have an adverse effect on the market price of our stock from time to time.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the public reference facility maintained by the Securities and Exchange Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at http://www.sec.gov.

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 000-22667):

          1. Our Annual Report on Form 10-K for the year ended December 31, 2001; and

          2. The "Description of Capital Stock" contained in our Registration Statements on Form 8-A, filed on June 6, 1997 and September 4, 1998.

         We will provide a copy of any and all of the information that is incorporated by reference in this Prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference in this Prospectus, to any person, without charge, upon written or oral request.

         Requests for copies of this information should be directed to Investor Relations, Mercator Software, Inc., 45 Danbury Road, Wilton, Connecticut 06897; telephone number (203) 761-8600.

         This Prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. An offer of these securities is not being made in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS


         We make statements in this Prospectus and the documents we incorporate by reference that are considered forward-looking within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements reflect our current views which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed above and have discussed elsewhere in this Prospectus some important risks, uncertainties and contingencies which could cause the Company's actual results, performances or achievements to be materially different from forward-looking statements we make in this Prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

          - our inability to develop and release new products or product enhancements;
          -    seasonal fluctuations in our revenues or results of operations;
          -    general economic conditions;
          -    competition from others;
          -    risks in expanding international operations; and
          -    other risk factors set forth under "Risk Factors."

         We assume no obligation to update publicly any forwarding-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the Securities and Exchange Commission, and you should not rely on those statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of any of the Common Stock by the Selling Stockholders. We may receive proceeds should Selling Stockholders exercise their warrants to purchase shares of Common Stock. If the warrants are exercised, we intend to use such proceeds for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

         On December 11, 2001, we sold and issued to certain of the Selling Stockholders in a private placement an aggregate of 2,228,412 shares of our Common Stock and warrants to purchase 557,104 shares of Common Stock. The warrants have an exercise price of $8.98 per share, and are exercisable at any time on or before December 11, 2008. We are obligated to issue additional Common Stock to such Selling Stockholders in the event of a sale of additional equity to other investors before December 11, 2002 at a price of less than $7.18 per share. The following table sets forth an example of the number of shares we would be required to issue to the Selling Stockholders if there were such sale of additional equity at various prices:



Per Share Sale Price           $6.00    $5.00      $4.00      $3.00         $2.00
of Additional Equity

Number of Additional Shares   438,254   971,588   1,771,588   3,104,921   5,771,588
Required to be Issued

         The warrants issued to the Selling Stockholders in the private placement also contain antidilution provisions pursuant to which the exercise price and number of shares issuable thereunder may be adjusted in the event of a stock split, stock dividend, recapitalization, reorganization or similar transaction or a future sale of additional equity to other investors at a price of less than $8.98 per share while the warrants are outstanding. The number of shares of Common Stock that may be acquired by any such Selling Stockholder upon any exercise of the warrants is limited to the extent that the total number of shares of Common Stock then beneficially owned by such Selling Stockholder (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder) does not exceed 4.999% following such exercise. The Selling Stockholders may increase, decrease or waive such limitation on exercise of warrants upon 61 days prior written notice to us.


         On December 11, 2001, we granted to the placement agent, William Blair & Company, L.L.C., in connection with the private placement described above a warrant to purchase 44,568 shares of Common Stock. The warrant has an exercise price of $7.18 per share subject to anti-dilution adjustments and is exercisable at any time on or before December 11, 2006.

         On June 22, 2001, we issued a warrant to purchase 220,000 shares of Common Stock to our lender, Silicon Valley Bank, in connection with an accounts receivable financing. The warrant had an exercise price of $4.00 per share and is exercisable at any time on or prior to June 22, 2008. Such lender assigned the warrant to an affiliate, which exercised the warrant for 123,296 shares of Common Stock on January 3, 2002 pursuant to cashless exercise provisions of the warrant agreement.


         During 2001, we granted warrants to purchase a total of 179,404 shares of Common Stock to Morgan Howard Group International Limited as compensation for its services in connection with executive search. The warrants had exercise prices ranging from $2.62 to $5.60 per share and were exercisable for terms of three years from the date of grant. On January 9, 2002, such Selling Stockholder exercised the warrants for 104,846 shares of Common Stock pursuant to cashless exercise provisions of the warrant agreement.


         During 2001, we granted warrants to purchase a total of 456,447 shares of Common Stock to MAST Services LLC, an affiliate of a Selling Stockholder, MAST International Limited, as compensation for its services in connection with strategic alliance opportunities. The warrants have exercise prices ranging from $3.66 to $4.00 per share subject to anti-dilution adjustments and are exercisable for terms from two to three years from the date of grant.


         The remaining 63,210 shares of Common Stock covered by this Prospectus consist of 1,200 shares issued and 62,010 shares issuable upon the exercise of warrants granted in 1992 to three of our former employees including Constance F. Galley, who was our Chief Executive Officer from 1985 to 2000 and has been a director since 1985, and Edward J. Watson, who was our Executive Vice President
- Business Development from 1994 to 2000. The warrants have an exercise price of $1.00 per share subject to anti-dilution adjustments and are exercisable on or before June 10, 2002.


     The shares being offered pursuant to this Prospectus may be offered by the Selling Shareholders from time to time in one or more offerings. Such shares include all of the shares issued and which are issuable by us to the Selling Stockholders. None of the Selling Stockholders has had any material relationship with us or any of our affiliates within the past three years except as noted above. Some of the Selling Stockholders are partnerships which may distribute their shares of our Common Stock owned by them to their partners who may sell the shares pursuant to this Prospectus. The Selling Stockholders may pledge or transfer the shares under certain circumstances and, if they do, the pledgees or transferees will be able to sell the shares under this Prospectus. See "Plan of Distribution."

         The following table sets forth certain information with respect to the Selling Stockholders. We have assumed, when calculating the numbers of shares in the table, that all of the shares owned by each Selling Stockholder and offered pursuant to this Prospectus will be sold.


                                 SHARES OWNED BEFORE     SHARES OFFERED PURSUANT     SHARES OWNED
                                   THE OFFERING            TO THIS PROSPECTUS      AFTER THE  OFFERING
SELLING STOCKHOLDER                ------------            ------------------      -------------------
                              NUMBER        PERCENT       NUMBER(1)   PERCENT     NUMBER       PERCENT
                              ------        -------       ---------   -------     ------       -------


Pine Ridge Financial, Inc.   1,661,305(2)    4.869%      1,479,805(3)  4.337%     181,500

Cranshire Capital, L.P.        522,284(4)    1.540%        522,284(4)  1.540%         --

ZLP Master Technology
Fund, Ltd.                     522,284(5)    1.540%        522,284(5)  1.540%         --

Cleveland Overseas Ltd.        174,095(6)      *           174,095(6)    *            --

ST Capital Partners, LP         87,048(7)      *            87,048(7)    *            --

William Blair & Company,
L.L.C                           44,568(8)      *            44,568(8)    *            --

Silicon Valley Bancshares      123,296(9)      *           123,296(9)    *            --

MAST International Limited     456,447(10)   1.332%        456,447(10) 1.332%         --

Morgan Howard Group
International Limited          104,846(11)     *           104,846(11)   *            --

Constance F. Galley             50,010(12)     *            50,010(12)   *            --

Edward J. Watson                12,000(13)     *            12,000(13)   *            --

Paul Lemme                       1,200(14)     *             1,200(14)   *            --



  * Less than 1%.

(1) Assumes exercise of all warrants to purchase shares held by the Selling Stockholders.

(2) Represents 1,365,344 shares owned by the Selling Stockholder and 295,961 shares issuable upon the exercise of a warrant at an original exercise price of $8.98 per share. The number of shares of Common Stock issuable upon exercise of this warrant and exercise price are subject to antidilution adjustments. Cavallo Capital Corp., of which Mr. Avi Vigder is managing director, has voting and investment control over our securities beneficially owned by the Selling Stockholder.

(3) Represents 1,183,844 shares owned by the Selling Stockholder and 295,961 shares issuable upon the exercise of a warrant at an original exercise price of $8.98 per share. The number of shares of Common Stock issuable upon exercise of this warrant and exercise price are subject to antidilution adjustments.

(4) Represents 417,827 shares owned by the Selling Stockholder and 104,457 shares issuable upon the exercise of a warrant at an original exercise price of $8.98 per share. The number of shares of Common Stock issuable upon exercise of this warrant and exercise price are subject to antidilution adjustments. Downsview Capital, Inc., the general partner of the Selling Shareholder of which Mr. Mitchell P. Kopin is the Preisent, has voting and investment control over our securities beneficially owned by the Selling Stockholder.

(5) Represents 417,827 shares owned by the Selling Stockholder and 104,457 shares issuable upon the exercise of a warrant at an original exercise price of $8.98 per share. The number of shares of Common Stock issuable upon exercise of this warrant and exercise price are subject to antidilution adjustments. Mr. Stuart Zimmer, a director of the Selling Stockholder, has voting and investment control over our securities beneficially owned by the Selling Stockholder.

(6) Represents 139,276 shares owned by the Selling Stockholder and 34,819 shares issuable upon the exercise of a warrant at an original exercise price of $8.98 per share. The number of shares of Common Stock issuable upon exercise of this warrant and exercise price are subject to antidilution adjustments. Primeway S.A., a director of the Selling Stockholder of which Mr. Beat Kunz is a director, has voting and investment control over our securities beneficially owned by the Selling Stockholder.


(7) Represents 69,638 shares owned by the Selling Stockholder and 17,410 shares issuable upon the exercise of a warrant at an original exercise price of $8.98 per share. The number of shares of Common Stock issuable upon exercise of this warrant and exercise price are subject to antidilution adjustments. Mr. Eddie Sanchez has voting and investment control over our securities beneficially owned by the Selling Stockholder.

(8) Represents 44,568 shares issuable upon the exercise of a warrant at an original exercise price of $7.18 per share. The number of shares of Common Stock issuable upon exercise of this warrant and exercise price are subject to antidilution adjustments. The executive committee or the officers of the Selling Stockholder have voting and investment control over our securities beneficially owned by the Selling Stockholder.

(9) Represents 123,296 shares acquired by the Selling Stockholder upon the exercise of a warrant at an original exercise price of $4.00 per share. A committee of the board of directors of the Selling Stockholder has voting and investment control over our securities beneficially owned by the Selling Stockholder.

(10) Represents 456,447 shares issuable upon the exercise of warrants at original exercise prices ranging from $3.66 to $4.00 per share. The number of shares of Common Stock issuable upon exercise of these warrants and exercise price are subject to antidilution adjustments. Monitor Corporate Finance LLC has voting and investment control over our securities beneficially owned by the Selling Stockholder.

(11) Represents 104,846 shares acquired by the Selling Stockholder upon the exercise of warrants at original exercise prices ranging from $2.62 to $5.60 per share. Mr. Alister Piggott, the Chairman of the Board of Directors of the Selling Stockholder, has voting and investment control over our securities beneficially owned by the Selling Stockholder.

(12) Represents 50,010 shares issuable upon the exercise of warrants at an original exercise price of $1.00 per share. The number of shares of Common Stock issuable upon exercise of these warrants and exercise price are subject to antidilution adjustments. Ms. Galley is presently a director of our Company.

(13) Represents 12,000 shares issuable upon the exercise of warrants at an original exercise price of $1.00 per share. The number of shares of Common Stock issuable upon exercise of these warrants and exercise price are subject to antidilution adjustments.

(14) Represents 1,200 shares acquired by the Selling Stockholder upon the exercise of a warrant at an original exercise price of $1.00 per share.



     In connection with the sale of the shares of Common Stock and warrants issued to the Selling Stockholders, we agreed to file with the Securities and Exchange Commission a registration statement to permit the public sale of the shares by the Selling Stockholders from time to time and to keep the registration statement effective until the earlier of (i) the sale of all of the shares pursuant to the registration statement, (ii) the date on which all of the shares are eligible for resale pursuant to Rule 144(k) under the Securities Act of 1933, as amended ("Securities Act") or (iii) the fifth anniversary of the date the registration statement is declared effective by the Securities and Exchange Commission.

         We have agreed to bear all expenses in connection with the registration and the offering of the shares, other than any underwriting or brokerage discounts, commissions or fees, which will be borne by the Selling Stockholders. The agreements between us and certain Selling Stockholders provide that we will indemnify such Selling Stockholders from certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may from time to time sell any or all of their shares of Common Stock covered by this Prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed, negotiated or prevailing market prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers or sells on the open market;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          - an exchange distribution in accordance with the rules of the applicable exchange;

          -    privately negotiated transactions;

          -    short sales;

     - broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

          -    a combination of any such methods of sale; and

          -    any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

     The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     William Blair & Company, L.L.C., Morgan Howard Group International Limited and MAST International Limited have each agreed that they will not offer or sell on the open market more than 100,000 shares of our Common Stock issued or issuable upon exercise of warrants during a period of five consecutive trading days at any time until December 11, 2006.

         Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders have advised us that they do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of Common Stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

         The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus.


         The Selling Stockholders also may transfer the shares of Common Stock in certain other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus and may sell the shares of Common Stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus.

         The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares of Common Stock, including up to $10,000 of fees and disbursements of counsel to the Selling Stockholders who acquired shares in the December 11, 2001 private placement.

         We have agreed to indemnify certain of the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any Selling Stockholder. If we are notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, if required, we will file a supplement to this Prospectus to reflect such arrangement. If the Selling Stockholders use this Prospectus for any sale of the shares of Common Stock, they will be subject to the Prospectus delivery requirements of the Securities Act.

         The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our Common Stock by and activities of the Selling Stockholders in connection with such shares.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 190,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

COMMON STOCK

         As of March 11, 2002, there were 33,820,924 shares of Common Stock outstanding that were held of record by approximately 200 shareholders.

         Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our amended and restated Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon any liquidation, dissolution or winding-up by us, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors, without any further vote or action by the stockholders, is authorized subject to any limitations prescribed by Delaware law, to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company. We have no current plan to issue any shares of preferred stock.

WARRANTS

         As of March 11, 2002, we had outstanding warrants to purchase shares of our Common Stock. These warrants are exercisable for an aggregate of 1,120,729 shares of Common Stock, including shares covered by the registration statement of which this Prospectus is a part. These warrants have exercise prices ranging from $1.00 per share to $8.98 per share of Common Stock and expire between June 2002 and December 2008. The number of shares issuable upon exercise of warrants are subject to adjustment pursuant to anti-dilution provisions. These warrants may be exercised on a net exercise basis without requiring payment of cash.

REGISTRATION RIGHTS

         Some of our investors holding shares of Common Stock and warrants to purchase shares of our Common Stock have rights to require us, upon their request, to register under the Securities Act shares of Common Stock, including shares of Common Stock issuable upon exercise of such warrants. In addition, certain holders of our Common Stock and warrants to purchase our Common Stock have rights to include their shares in a registration statement that we propose to file under the Securities Act, other than in connection with our employee benefit plans or a corporate reorganization.

         We will bear all expenses incurred in connection with the above registrations (other than any underwriters' and brokers' discounts, commissions and fees). Our obligation to register such securities will terminate when all such registrable securities have been registered and sold or are no longer outstanding.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. The anti-takeover law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market System, from engaging, under certain circumstances, in a business combination (which includes a merger or sale of more than 10% of the corporation's assets) with any interested stockholder (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date that such stockholder became an interested stockholder. A Delaware corporation may opt out of the anti-takeover law by an express provision in its original Certificate of Incorporation or express provisions in its Certificate of Incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of the provisions of the anti-takeover law. The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

SHAREHOLDERS RIGHTS PLAN

         On August 27, 1998, our Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of our Common Stock. The dividend was paid to stockholders of record on September 7, 1998 (hereinafter referred to as "record date"). In addition, one preferred share purchase right shall be issued with each share of Common Stock that becomes outstanding between the record date and the earliest of the distribution date, the redemption date and the final expiration date (as such terms are defined in the rights agreement). Each preferred share purchase right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock, at a price of $140.00 per one one-hundredth of such preferred share, subject to adjustment in certain circumstances. The full description and terms of the rights are set forth in a rights agreement between us and The Bank of New York, as rights agent.

     Until the earlier to occur of (i) 10 days following a public announcement or disclosure that a person or group of affiliated or associated persons (an "acquiring person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors) following the announcement of an intention to make a tender offer or exchange offer the conclusion of which would result in a person or group becoming an acquiring person, the earlier of such dates being referred to as the "distribution date", the rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the record date, by such shares of Common Stock with a copy of a summary of rights attached thereto. Notwithstanding the foregoing, (i) no person shall become an acquiring person if our Board of Directors determines in good faith that a person who would otherwise be an acquiring person has become such inadvertently, and such person as promptly as practicable takes such actions as may be necessary so that such person would no longer be considered an acquiring person and (ii) any person or group of affiliated or associated persons who or which held beneficial ownership of 5% or more of the outstanding shares of Common Stock as of August 27, 1998 will not be deemed to be an acquiring person unless and until such person or group of affiliated or associated persons hold beneficial ownership of 20% or more of the then outstanding shares of Common Stock.

     The rights agreement provides that, until the distribution date, the rights will be transferred with and only with the shares of Common Stock. Until the distribution date (or earlier redemption or expiration of the rights), new certificates for shares of Common Stock issued after the record date, upon transfer or new issuance of shares of Common Stock, will contain a notation incorporating by reference the rights agreement. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the record date, even without such notation or a copy of the summary of rights being attached thereto, will also constitute the transfer of the rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of Common Stock as of the close of business on the distribution date and such separate right certificates alone will evidence the rights.

         The rights are not exercisable until the distribution date. The rights will expire on September 2, 2008, the final expiration date, unless the final expiration date is extended or unless we redeem or exchange the rights, in each case, as described below.

         Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a quarterly dividend payment of 100 times any dividend declared per share of Common Stock. In the event of liquidation, each preferred share will be entitled to a $1.00 preference, and thereafter the holders of the preferred shares will be entitled to an aggregate payment per preferred share of 100 times the aggregate payment made per share of Common Stock. Each preferred share will have 100 votes, voting together with the shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchange, each preferred share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

         In the event that any person becomes an acquiring person, unless the event causing the designated percentage threshold to be crossed and the person to thereby become an acquiring person is a merger or acquisition described in the next paragraph, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the right on the terms and conditions set forth in the rights agreement. If we do not have authorized but unissued shares of Common Stock sufficient to satisfy such obligation to issue shares of Common Stock, we are obligated to deliver upon payment of the exercise price of a right an amount of cash or other securities equivalent in value to the share of Common Stock issuable upon exercise of a right.

         In the event that any person or group becomes an acquiring person and we merge into or engage in certain other business combination transactions with an acquiring person or 50% or more of our consolidated assets or earning power are sold to an acquiring person, each holder of a right, other than rights beneficially owned by an acquiring person, will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

         At any time after any person becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding stock, our Board of Directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a preferred share (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileged), per right (subject to adjustment).

         At any time prior to such time as a person or group becomes an acquiring person, our Board of Directors may redeem the rights in whole, but not in part, at a price of $0.001 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. After the period for redemption of the rights has expired, the Board of Directors may not amend the rights agreement to extend the period for redemption of the rights.

         Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

         The terms of the rights may be amended by a resolution of the Board of Directors without the consent of the holders of the rights, except that from and after such time as a person or group becomes an acquiring person, no such amendment may adversely affect the interests of the holders of the rights (other than an acquiring person).

         Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends. As long as the rights are attached to the shares of Common Stock, one additional right shall be deemed to be delivered for each share of Common Stock we issue or transfer in the future, including but not limited to shares of Common Stock issuable upon exercise of options we grant.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our Common Stock is The Bank of New York.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, included in our annual report on Form 10-K for the year ended December 31, 2001 and incorporated by reference in this Prospectus and registration statement have been audited by KPMG LLP, independent certified public accountants, as set forth in their report incorporated by reference herein and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon by our General Counsel - Americas, Gerald E. Klein, Esq. Mr. Klein has been granted options to purchase 5,000 shares of Common Stock at an exercise price of $5.063 per share under the employee benefits plan. The Company will grant options to Mr. Klein in 2002 to purchase an additional 12,500 shares of Common Stock at an exercise price equal to fair market value at the date of grant.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth an estimate of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation:


   Registration fee -- Securities and Exchange Commission ......    $  2,808
   Printing fees ...............................................      15,000
   Accounting fees and expenses ................................      40,000
   Legal fees and expenses .....................................      75,000
   Blue-sky fees and expenses ..................................       5,000
   Miscellaneous ...............................................      10,000

        TOTAL ...................................................   $147,808




         We will bear all expenses shown above. All amounts, other than the Securities and Exchange Commission registration fee, are estimates solely for the purpose of this offering.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law permits us to indemnify our directors, officers, employees and agents against actual and reasonable expenses (including attorneys' fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on behalf of our company and against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by him or her in connection with any such action, suit or proceeding, if (i) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and (ii) in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to our company.

         Article VII of our Amended and Restated Certificate of Incorporation contains provisions eliminating our directors' personal liability for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law. These provisions do not limit or eliminate our rights or any stockholders' rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty.

         We maintain directors and officers liability insurance for the benefit of our directors and officers.

ITEM 16.  EXHIBITS

The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this registration statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

Exhibit No.       Item and Reference
-----------       ------------------

3.1 -- Amended and Restated Certificate of Incorporation and Certificates of Amendment of Certificate of Incorporation of Registrant (filed as an exhibit to our Quarterly Report on Form 10-Q for quarter ended September 30, 2000 and incorporated herein by reference)

3.2 -- Certificate of Designations specifying the terms of the Series A Junior Participating Preferred Stock (filed as an exhibit to our Current Report on Form 8-K dated September 4, 1998 and incorporated herein by reference)

4.1 -- Rights Agreement Between the Registrant and The Bank of New York dated as of September 2, 1998 (filed as an exhibit to our Registration Statement on Form 8-A dated September 4, 1998 and incorporated herein by reference)

4.2 -- Securities Purchase Agreement dated as of December 11, 2001 among Registrant and Purchasers (filed as an exhibit to our Current Report on Form 8-K dated December 21, 2001 and incorporated herein by reference)

4.3 -- Form of Warrant issued to Purchasers dated December 11, 2001 (filed as an exhibit to our Current Report on Form 8-K dated December 21, 2001 and incorporated herein by reference)

4.4 -- Registration Rights Agreement between the Registrant and Silicon Valley Bank dated June 22, 2001 (filed as an exhibit to our Quarterly Report on Form 10-Q for quarter ended June 30, 2001 and incorporated herein by reference)

4.5 -- Warrant to Purchase Stock issued to Silicon Valley Bank on June 22, 2001 (filed as an exhibit to our Quarterly Report on Form 10-Q for quarter ended June 30, 2001 and incorporated herein by reference)

4.6 -- *Warrant Agreement dated as of December 11, 2001 between William Blair & Company, L.L.C. and the Registrant

4.7 -- *Warrant Agreement dated as of January 7, 2002 between MAST Global Limited and the Registrant

4.8 -- *Warrant Agreement dated as of June 20, 2001 between Morgan Howard Group International Limited and the Registrant

4.9 -- Stockholders Agreement dated as of June 1, 1989, as amended (filed as an exhibit to our Registration Statement on Form S-1 (File No. 333-27293) dated June 5, 1998 and Incorporated herein by reference)

5.1  -- *Legal opinion of Gerald E. Klein, Esq.

23.1 -- Consent of KPMG LLP

23.2 -- *Consent of Gerald E. Klein, Esq. (included in Exhibit 5.1)

24.1 -- Power of attorney (contained on signature page)

*      Previously filed.

ITEM 17.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

(b) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:



(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (2)(i) and (2)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilton, State of Connecticut on March 18, 2002.


                                     Mercator Software, Inc.


                                     By: /s/ Roy C. King
                                      -------------------------------------
                                      Roy C. King
                                      President, Chief Executive Officer and
                                      Chairman of the Board of Directors

                                POWER OF ATTORNEY

     Each person named as a director whose signature appears below on this registration statement hereby constitutes and appoints Roy C. King and Kenneth
J. Hall and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this registration statement on Form S-3 of Mercator Software, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.




NAME                       CAPACITY                               DATE
----                       --------                               ----

/s/ Roy C. King           President, Chief Executive          March 18, 2002
-----------------------   Officer and Chairman of the
Roy C. King               Board of Directors
                          (Principal Executive Officer)


/s/ Kenneth J. Hall       Senior Vice President, Chief        March 18, 2002
-----------------------   Financial Officer and Treasurer
Kenneth J. Hall           (Principal Financial and
                           Accounting Officer)


/s/ Ernest E. Keet        Director                            March 18, 2002
-----------------------
Ernest E. Keet

/s/ James P. Schadt       Director                            March 18, 2002
-----------------------
James P. Schadt


/s/ Dennis G. Sisco       Director                            March 18, 2002
-----------------------
Dennis G. Sisco

/s/ Constance F. Galley   Director                            March 18, 2002
------------------------
Constance F. Galley

/s/ Mark C. Stevens       Director                            March 18, 2002
------------------------
Mark C. Stevens


                                INDEX TO EXHIBITS

3.1 -- Amended and Restated Certificate of Incorporation and Certificates of Amendment of Certificate of Incorporation of Registrant (filed as an exhibit to our Quarterly Report on Form 10-Q for quarter ended September 30, 2000 and incorporated herein by reference)

3.2 -- Certificate of Designations specifying the terms of the Series A Junior Participating Preferred Stock (filed as an exhibit to our Current Report on Form 8-K dated September 4, 1998 and incorporated herein by reference)

4.1 -- Rights Agreement Between the Registrant and The Bank of New York dated as of September 2, 1998 (filed as an exhibit to our Registration Statement on Form 8-A dated September 4, 1998 and incorporated herein by reference)

4.2 -- Securities Purchase Agreement dated as of December 11, 2001 among Registrant and Purchasers (filed as an exhibit to our Current Report on Form 8-K dated December 21, 2001 and incorporated herein by reference)

4.3 -- Form of Warrant issued to Purchasers dated December 11, 2001 (filed as an exhibit to our Current Report on Form 8-K dated December 21, 2001 and incorporated herein by reference)

4.4 -- Registration Rights Agreement between the Registrant and Silicon Valley Bank dated June 22, 2001 (filed as an exhibit to our Quarterly Report on Form 10-Q for quarter ended June 30, 2001 and incorporated herein by reference)

4.5 -- Warrant to Purchase Stock issued to Silicon Valley Bank on June 22, 2001 (filed as an exhibit to our Quarterly Report on Form 10-Q for quarter ended June 30, 2001 and incorporated herein by reference)

4.6 -- *Warrant Agreement dated as of December 11, 2001 between William Blair & Company, L.L.C. and the Registrant

4.7 -- *Warrant Agreement dated as of January 7, 2002 between MAST Global Limited and the Registrant

4.8 -- *Warrant Agreement dated as of June 20, 2001 between Morgan Howard Group International Limited and the Registrant

4.9 -- Stockholders Agreement dated as of June 1, 1989, as amended (filed as an exhibit to our Registration Statement on Form S-1 (File No. 333-27293) dated June 5, 1998 and Incorporated herein by reference)

5.1  -- *Legal opinion of Gerald E. Klein, Esq.

23.1 -- Consent of KPMG LLP

23.2 -- *Consent of Gerald E. Klein, Esq. (included in Exhibit 5.1)

24.1 -- Power of attorney (contained on signature page)

*      Previously filed.